Exhibit (r)

CODE OF ETHICS

FOR

TRIPLEPOINT VENTURE GROWTH BDC CORP.

TRIPLEPOINT PRIVATE VENTURE CREDIT INC.

TRIPLEPOINT ADVISERS LLC

AND

TRIPLEPOINT ADMINISTRATOR LLC

Section I.	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of TriplePoint Venture Growth BDC Corp., TriplePoint Private Venture Credit Inc. (each a “Company”) and TriplePoint Advisers LLC (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Company may abuse their fiduciary duty to such Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 under the 1940 Act (“Rule 17j-1”) and Rule 204A-1 under the Advisers Act (“Rule 204A-1”), as applicable, are addressed. The Adviser is the Companies’ investment adviser and TriplePoint Administrator LLC is the Companies’ administrator (the “Administrator”). Collectively, the Companies, the Adviser and the Administrator are referred to herein as the “TP Entities.”

The Code is based on the principle that the directors and officers of each Company, and the managers, officers and employees of the Adviser and the Administrator, who provide services to a Company, owe a fiduciary duty to the relevant Company to conduct their personal securities transactions in a manner that does not interfere with such Company’s transactions or otherwise take unfair advantage of their relationship with such Company. All Covered Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code applicable to them. In addition, all Covered Persons must comply with applicable federal securities laws and, subject to the provisions and protections of the SEC Whistleblower Program, must report violations of the Code to their Company’s or the Adviser’s Chief Compliance Officer (“CCO”). Any Covered Persons affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to their Company. Accordingly, all Covered Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of their respective Company and its stockholders. In sum, all Covered Persons shall place the interests of their respective Company and its investors before their own personal interests.

All Covered Persons must read and retain this Code.

Section II.	Definitions

(A)	“Access Person” means any director, employee, officer or Advisory Person (as defined below) of the Company, the Adviser, or the Administrator.

(B)	An “Advisory Person” of a Company, the Adviser, or the Administrator means: (i) any director, officer or employee of the respective Company, the Adviser, or the Administrator (or any company in a Control (as defined below) relationship to such Company, the Adviser, or the Administrator) who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by such Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the respective Company, the Adviser, or the Administrator who obtains information concerning recommendations made to such Company with regard to the purchase or sale of any Covered Security by such Company.

(C)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

(D)	“CCO” means the Chief Compliance Officer of a Company and/or the Adviser, as the context requires.

(E)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, and generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(F)	“Covered Person” means any director, manager, officer or employee (including a temporary employee) of a Company, the Adviser, or the Administrator, or of any of their affiliates or subsidiaries, and any other persons designated by the relevant CCO. All Supervised Persons are Covered Persons for purposes of this Code.

(G)	“Covered Security” means a security (whether publicly traded or not) as defined in Section 2(a)(36) of the 1940 Act, including: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any Derivative based, in whole or in part, on that Covered Security. Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H)	“Derivatives” mean any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security.

(I)	“Independent Director” means a director of a Company who is not an “interested person” of the respective Company within the meaning of Section 2(a)(19) of the 1940 Act.

(J)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(K)	“Investment Persons” of a Company, the Adviser, or the Administrator means: (i) any employee of the respective Company, the Adviser, or the Administrator (or of any company in a Control relationship to such Company, the Adviser, or the Administrator) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by such Company; and (ii) any natural person who controls the respective Company, the Adviser, or the Administrator and who obtains information concerning recommendations made to such Company regarding the purchase or sale of securities by such Company.

(L)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(M)	“Security Held or to be Acquired” by a Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the respective Company; or (B) is being or has been considered by the respective Company or the Adviser for purchase by such Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II(M)(i) above.

(N)	“Restricted List” means the list promulgated and periodically updated by the relevant CCO, in consultation with the Adviser’s Chief Executive Officer and President and each Company’s Chief Financial Officer, or their authorized designees, which lists all issuers of Covered Securities with respect to which any Advisory Person (other than Independent Directors) is in possession of material non-public information.

(O)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. For purposes of this Code, all employees and “Associated Persons” (as defined in Section 202(a)(17) of the Advisers Act) of the Adviser as well as any other person designated by the relevant CCO as a Supervised Person are deemed to be Supervised Persons.

Section III.	Objective and General Prohibitions

Covered Persons may not engage in any investment transaction under circumstances in which the Covered Person benefits from or interferes with the purchase or sale of investments by the relevant Company. In addition, Covered Persons are prohibited from misusing information concerning investments, potential investments or investment intentions of the relevant Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of such Company. This prohibition includes, but is not limited to, a prohibition on using information concerning investments, potential investments or investment intentions of the relevant Company for personal gain through transacting (including, without limitation, via activities on virtual marketplaces such as ForgeGlobal.com or similar platforms, or otherwise) in Covered Securities of companies in which the relevant Company has made or is considering making (or divesting of) an investment.

In accordance with Rule 17j-1, Covered Persons are prohibited from taking action to, and should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a Company, or any affiliated person of an investment adviser for a Company to, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the relevant Company:

(i)	employ any device, scheme or artifice to defraud such Company or its investors;

(ii)	make any untrue statement of a material fact to such Company or its investors or omit to state to such Company or its investors a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon such Company or its investors; or

(iv)	engage in any manipulative practice with respect to such Company or its investors.

Covered Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Covered Persons are required to comply with applicable federal securities laws.

Section IV.	Prohibited Transactions

(A)	An Access Person (excluding any Independent Director) may not, without pre-clearance approval from the relevant CCO via the online ComplianceAlpha system (“Alpha”), which is monitored and overseen by the CCO or his/her designees (or via email if the relevant CCO so permits):

(1)	purchase or otherwise acquire direct or indirect Beneficial Ownership of any security on the Restricted List (other than (a) securities purchased or acquired by a fund affiliated with the relevant Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments or (b) in the limited circumstance in which the material non-public information that caused the issuer of the relevant securities to be placed on the Restricted List was obtained in connection with a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted for the relevant Company or a fund affiliated with the relevant Company), or of any Covered Security concerning which he or she has material non-public information, regardless of whether that security is on the Restricted List (except in the limited circumstance in which the information is obtained in connection with (a) the transaction being made pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments, in which case the transaction itself is permitted, or (b) a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted for the relevant Company or a fund affiliated with the relevant Company); or

(2)	sell or otherwise dispose of direct or indirect Beneficial Ownership, of any security on the Restricted List (other than (a) securities purchased or acquired by a fund affiliated with the relevant Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments or (b) in the limited circumstance in which the material non-public information that caused the issuer of the relevant securities to be placed on the Restricted List was obtained in connection with a private transaction with the issuer of the securities involved, in which case the sale or other disposition itself is permitted for the relevant Company or a fund affiliated with the relevant Company), or of any Covered Security concerning which he or she has material non-public information, regardless of whether that security is on the Restricted List (except in the limited circumstance in which the information is obtained in connection with (a) the transaction being made pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments, in which case the transaction itself is permitted, or (b) a private transaction with the issuer of the securities involved, in which case the sale or other disposition itself is permitted for the relevant Company or a fund affiliated with the relevant Company).

(B)	An Access Person may not purchase or otherwise acquire or sell or otherwise dispose of any direct or indirect Beneficial Ownership of the relevant Company’s securities without pre-clearance approval by the relevant CCO via Alpha (or via email if the relevant CCO permits).

(C)	Investment Persons of a Company, the Adviser, or the Administrator must obtain pre-approval from the respective Company, the Adviser, or the Administrator, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering, except when such securities are acquired by a fund affiliated with the relevant Company and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments. Such approval must be obtained from each of (1) the Adviser’s CCO on-line via the Alpha system and (2) at least one of the Adviser’s Chief Executive Officer or Chief Investment Officer (using the “Pre-Clearance Request” form attached as Schedule A).[1]

(D)	No Access Person shall recommend any transaction in any Covered Securities by the relevant Company without having disclosed to such Company’s CCO his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person (or any person to whom the Access Person is related, by blood or marriage, and is known) has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(E)	If a CCO is the person seeking any approval in this Section IV, such approval must be obtained from the Adviser’s Chief Executive Officer or Chief Investment Officer using the “Pre-Clearance Request” form attached as Schedule A.

1	Seeking pre-approval under this Section IV(C) will be deemed to meet the pre-approval requirements of both Rule 204A-1(c) of the Advisers Act and Rule 17j-1(e) of the 1940 Act.

Section V.	Reports by Access Persons

(A)	Initial and Annual Personal Securities Accounts and Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. The report, which is hereinafter called an “Initial and Annual Personal Securities Accounts and Holdings Report,” is available online via the Alpha system. Each Initial and Annual Personal Securities Accounts and Holdings Report must also disclose the name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Initial and Annual Personal Securities Accounts and Holdings Report shall state the date it is being submitted. In all cases, the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person, or the date the report was submitted, as applicable. Instead of submitting a hard copy of the form, Access Persons may make annual reports via the methods described in Section V(H) of this Code or such other forms as the relevant CCO may prescribe for this purpose.

(B)	Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the relevant CCO (or designee) of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. The report, which is hereinafter called a “Quarterly Securities Transaction Report,” is available online via the Alpha system. Instead of submitting a hard copy of the form, Access Persons may make annual reports via the methods described in Section V(H) of this Code or such other forms as the relevant CCO may prescribe for this purpose.

A Quarterly Securities Transaction Report is available online via the Alpha system and must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)	Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Access Person.

(C)	Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of a Company is not required to file an Initial and Annual Personal Securities Accounts and Holdings Report upon becoming a director of such Company or an annual Initial and Annual Personal Securities Accounts and Holdings Report.

Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the relevant Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by such Company or such Company or the Adviser considered purchasing or selling such Covered Security.

(D)	Access Persons of the Adviser or the Administrator.

An Access Person of the Adviser or the Administrator need not make a Quarterly Securities Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act, provided the Adviser or Administrator, as applicable, received such information not later than 30 days after the close of the calendar quarter in which the transaction takes place.

(E)	Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

(1)	within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report;

(2)	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the relevant CCO (or designee); and

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F)	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G)	Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by a Company, or by the Adviser or Administrator, and their affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H)	Where to File Reports.

All Quarterly Securities Transaction Reports and Initial and Annual Personal Securities Accounts and Holdings Reports must be filed with the relevant CCO online via the Alpha system.

(I)	Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI.	Additional Prohibitions

(A)	Confidentiality of the Company’s Transactions.

Until disclosed in a public report to stockholders or to the U.S. Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by a Company shall be kept confidential by all Covered Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the relevant CCO to report to the directors of such Company any known violations found in this regard.

(B)	Gifts and Entertainment Policy.

Covered Persons and their immediate families should refer to the Gifts and Entertainment Policy adopted by TriplePoint Capital LLC, which is applicable to each of the TP Entities.

Section VII.	Additional Annual Requirements

(A)	Access Persons.

Access Persons shall be required to acknowledge annually in writing that they have read this Code, that they understand and recognize that they are subject to the Code, and affirm that they will fully comply with the Code on a going-forward basis. Further, Access Persons who have been subject to the Code at any time during the previous year shall be required to certify annually via Alpha that they have complied with the requirements of this Code.

(B)	Annual Report and Board Review.

No less frequently than annually, the TP Entities must furnish to a Company’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the relevant Company, the Adviser, and the Administrator, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII.	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1, Rule 204A-1, and this Code. The sanctions to be imposed shall be determined by a Company’s board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by Covered Persons of the Adviser or the Administrator, the sanctions to be imposed shall be determined by the Adviser or the Administrator (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the relevant Company and the more advantageous price paid or received by the offending person.

Section IX.	Administration and Construction

(A)	The administration of this Code shall be the responsibility of each TP Entity’s respective CCO.

(B)	The duties of the CCO are as follows:

(1)	Maintain continuously a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or the Administrator or of any company that controls the Adviser or the Administrator, and inform all Access Persons of their reporting obligations hereunder;

(2)	On an annual basis, provide all Covered Persons a copy of this Code and inform such persons of their duties and obligations hereunder including making available any supplemental training that may be required from time to time. In addition, provide to all Covered Persons updated copies of the Code each time it is amended;

(3)	Collect from all Access Persons a signed “Acknowledgement, Affirmation and Certification” online via the Alpha system each time the Code is amended;

(4)	Maintain or supervise the maintenance of all records (including pre-clearance and other approvals granted) and reports required by this Code;

(5)	Review the contents of holdings reports submitted by Access Persons;[2]

(6)	Review reports of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and review such transactions against a listing of all transactions effected by the relevant Company and securities of any companies included on the Restricted List during the reporting period;

2	The reportable holdings and transaction reports of the CCO shall be reviewed by the relevant Chief Financial Officer.

(7)	Issue, either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1, Rule 204A-1, and this Code;

(8)	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the relevant Company; and

(9)	Submit a written report to the board of directors of the relevant Company, no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII(B) of this Code.

(C)	The respective CCO of each TP Entity shall maintain and cause to be maintained in an easily accessible place at the principal place of business of each respective TP Entity that is subject to the Code, the following records:

(1)	A copy of all codes of ethics adopted by a Company, the Adviser, or the Administrator and their affiliates, as the case may be, pursuant to Rule 17j-1 and Rule 204A-1 that have been in effect at any time during the past five (5) years;

(2)	A copy of all signed “Acknowledgement, Affirmation and Certification” forms via Alpha for at least five (5) years after the end of the fiscal year in which the Acknowledgement, etc. is submitted;

(3)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4)	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5)	A copy of each report made by the CCO to the board of directors of a Company for two (2) years from the end of the fiscal year of any such Company in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1, Rule 204A-1, and this Code, or who are or were responsible for reviewing such reports;

(7)	A copy of each report required by Section VII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the relevant Company’s Independent Directors.

Last Approved: TPVG (February 27, 2024); TPVC (February 27, 2024)

SCHEDULE A

TriplePoint Venture Growth BDC Corp. /

TriplePoint Private Venture Credit Inc. / TriplePoint Advisers LLC / TriplePoint Administrator LLC

Pre-Clearance Request